Exhibit 99.1

July 27, 2017
Dow Reports Second Quarter Results

•	Earnings Per Share of $1.07; Operating Earnings Per Share of $1.08, up 14%

•	Sales Increase to $13.8B; Ex. M&A Sales Rise 8% with Gains in all Segments and Geographies

•	Volume Grows 11%, or 3% Ex. M&A, with Broad-Based Growth in all Segments and Geographies

•	Price Increases 5% with Gains in all Geographies

•	EBITDA of $2.8B; Operating EBITDA Increases 12%, or $295 Million

Second Quarter 2017 Highlights

•
Dow reported earnings per share of $1.07, or operating earnings per share of $1.08.(1) This compares with earnings per share of $2.61 in the year-ago period, or operating earnings per share of $0.95. Certain Items in the quarter reflected an $0.08 per share charge for transactions and productivity actions and a $0.07 per share gain for a patent infringement award. Results in the year-ago period primarily reflected a $2.20 per share gain related to the Dow Corning ownership restructure and a $0.27 per share charge related to a restructuring program.

•
Sales increased to $13.8 billion, up 16 percent year-over-year. Sales rose 8 percent excluding the addition of Dow Corning’s silicones business, with increases in all operating segments and all geographic areas. Sales gains were led by Performance Materials & Chemicals (up 13 percent) as well as Performance Plastics and Consumer Solutions (each up 8 percent), and by EMEAI (up 12 percent), Asia Pacific (up 8 percent) and North America (up 7 percent).

•
Volume grew 3 percent excluding the impact of acquisitions, reflecting broad-based gains in all operating segments and all geographic areas, led by the Middle East and Africa (up 17 percent), India (up 14 percent), Asia Pacific (up 6 percent) and Europe (up 4 percent). Volume growth was led by businesses aligned to Dow’s downstream consumer-driven end-markets of automotive, infrastructure, consumer care, electronics and agriculture. Operating segment highlights include Consumer Solutions (up 9 percent), Agricultural Sciences (up 6 percent) and Infrastructure Solutions and Performance Materials & Chemicals (each up 3 percent).

•	Price rose 5 percent, with gains in all geographic areas. Price increases were achieved in Performance Materials & Chemicals, Performance Plastics and Infrastructure Solutions.

•
Operating EBITDA(2) rose 12 percent to $2.8 billion, with gains in all operating segments, except Performance Plastics, driven by higher prices, broad-based demand growth, new product introductions, cost controls and productivity measures, and the contribution of Dow Corning’s silicones business. These gains more than offset higher feedstock costs, commissioning and startup costs at Sadara and in the U.S. Gulf Coast and planned maintenance spending.

•
Dow generated $1.3 billion of cash flow from operations(3) in the quarter, down $889 million from the year-ago period, driven by broad-based sales gains as well as increased investments in working capital related to Sadara product marketing activities. Dow continued to further enhance working capital efficiency,(4) with an improvement of more than 8 days versus the year-ago period.

•	Productivity and cost savings were $215 million in the quarter, an increase of $125 million versus the same quarter last year. In the quarter, Dow also completed its 2015 restructuring program.

•
The Company achieved several milestones related to its strategic growth investments. On the U.S. Gulf Coast, Dow completed construction of its new ELITE™ enhanced polyethylene unit and continued to progress this unit and its new world-scale ethylene facility toward startup, which is imminent. In the Middle East, the Sadara joint venture continued its startup activities, and now has achieved commercial operations at 25 of the 26 production units, with the final unit preparing to start up this month.

•	Dow recently entered into an agreement to sell a portion of Dow AgroSciences' corn seed business in Brazil for $1.1 billion in connection with conditional regulatory clearance of the proposed merger.

•
Dow and DuPont advanced their proposed merger transaction. The companies reaffirmed the expectation to close the merger in August 2017, announced the Board of Directors for DowDuPont and achieved conditional regulatory clearance in key jurisdictions.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of ‘Earnings per common share - diluted” to “Operating earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.” A reconciliation of "Net Income Available for The Dow Chemical Company Common Stockholders" to “Operating EBITDA” is provided following the Operating Segments table.

(3)	Prior year cash flow changed due to implementation of Accounting Standards Update 2016-09 and applied retrospectively.

(4)	Working capital efficiency is defined as the combination of days sales outstanding (DSO) and days sales in inventory (DSI).
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment

Andrew Liveris, Dow’s chairman and chief executive officer, stated:

“This quarter extended Dow’s track record of execution. We have now achieved nearly five years - 19 consecutive quarters - of year-over-year operating earnings growth and nearly 4 years - 15 consecutive quarters - of volume growth. This also marked our third consecutive quarter of delivering an all-time operating EBITDA record. And we continued our relentless focus on self-help productivity and cost-out. Our results speak to the power of our strategy and its key pillars of low-cost integration strength and world-class innovation capabilities, targeted to a focused set of core end-markets that value our materials science expertise. Our portfolio delivers, over and over again, under all economic conditions.

“Just as importantly, we ended the quarter on the cusp of delivering the most comprehensive slate of growth investments in our industry - across the U.S. Gulf Coast, at our Sadara joint venture and through the ongoing integration of our silicones platform. And we made significant advancements toward our historic merger with DuPont, which will enhance our leadership as the world’s premier materials science company.

“The value creation Dow continues to deliver through our industry-leading integration and world-class innovation is clear and powerful. Our business model - enabled by the strategy we put in place more than a decade ago and tested in increasingly volatile business conditions - has proven its ability to deliver long-term, sustainable shareholder value. Our shareholders have benefited from our strong dividend, share buybacks and TSR outperformance versus all of our relevant peers.”

	Three Months Ended
In millions, except per share amounts	June 30, 2017	June 30, 2016
Net Sales	$13,834	$11,952
Adjusted Sales(5)	$12,964	$11,952

Net Income Available for Common Stockholders	$1,321	$3,123
Net Income Available for Common Stockholders, Excluding Certain Items	$1,333	$1,075

Earnings per Common Share - Diluted	$1.07	$2.61
Operating Earnings per Share	$1.08	$0.95
(5) “Adjusted Sales” is defined as “Net Sales” adjusted for acquisitions.

Agricultural Sciences
Agricultural Sciences reported second quarter sales of $1.6 billion, up 3 percent year-over-year, driven by a double-digit increase in the Seeds business. Volume increased 6 percent, with gains in both Seeds and Crop Protection businesses, while price declined 3 percent.
Seeds volume rose double-digits, primarily due to increased demand for POWERCORE® corn seeds in Latin America as well as higher demand for cotton seeds in North America, including the highly successful launch of ENLIST™ cotton. In the quarter, the business also received the necessary import approvals to allow for the full commercial launch of ENLIST™ corn seeds in the U.S. and Canada for the 2018 growing season.
Crop Protection volume increased on higher demand for herbicides and insecticides, which more than offset lower demand for fungicides. The business also benefited from the ENLIST™ cotton seeds launch through the increased, accompanying sales of ENLIST DUO® herbicide. The business reported robust growth for its new crop protection chemicals and formulations: sales of ARYLEX™ broadleaf herbicide nearly doubled year-over-year; ISOCLAST™ insecticide resumed its momentum in the marketplace after achieving key regulatory milestones; and new corn herbicide formulations gained traction in North America. Dow continues to see soft demand for rice herbicides in China on generic pressure and high channel inventories.

Operating EBITDA was $326 million, up from $232 million in the year-ago period, driven by robust demand for the business’s novel Seeds and Crop Protection technologies and benefits from lower operating costs primarily driven by productivity actions.
Equity losses for the segment were $7 million, compared to equity losses of $11 million in the year-ago period.

Consumer Solutions
Consumer Solutions reported second quarter sales of $1.7 billion, up from $1.3 billion in the year-ago period, with gains in all businesses. The segment reported sales growth of 32 percent, primarily driven by the contribution of Consumer Solutions - Silicones. Excluding acquisitions, sales rose 8 percent with gains in all businesses and geographic areas. Volume grew 9 percent, with gains in all businesses and double-digit growth in Asia Pacific and Latin America, more than offsetting a 1 percent price decline due to currency headwinds.
Dow Automotive Systems delivered volume growth led by double-digit gains in Asia Pacific and Latin America, partly offset by a decline in the United States on softening industry production. Despite flat year-over-year light vehicle production globally, the business continued to grow well above the market due to sustained momentum for its innovative adhesives platform that benefits from trends favoring vehicle light-weighting to meet rising global fleet fuel economy standards and enhanced crash durability. Consumer Care delivered volume growth in all geographic areas, as well as double-digit gains in pharmaceutical and food applications that were driven by share gains and new business wins. Dow Electronic Materials reported double-digit volume growth in all geographic areas except Latin America, led by robust demand in semiconductor, organic light emitting diode (OLED) and printed circuit board applications. The business captured new wins across all of its technology platforms, which helped extend its above-market growth.
Operating EBITDA rose to a quarterly record of $541 million, up from $341 million in the year-ago period. This result represented the eighth consecutive quarter of year-over-year operating EBITDA growth. The year-over-year increase reflected the contribution from Consumer Solutions - Silicones, new commercial wins, market share gains, and a one-time gain related to the sale of the Company’s share in a non-core joint venture in Dow Electronic Materials.
Equity earnings for the segment were $15 million, down from $18 million in the year-ago period.

Infrastructure Solutions
Infrastructure Solutions reported second quarter sales of $2.8 billion, up from $2.1 billion in the year-ago period, with gains in all businesses. The segment reported sales growth of 34 percent, driven by the contribution of Infrastructure Solutions - Silicones. Excluding acquisitions, sales rose 7 percent with gains in all businesses and all geographic areas, except Latin America which was flat. Volume grew 3 percent, with gains in most businesses, and price increased 4 percent, with gains across all geographic areas.
Dow Building & Construction delivered modest volume growth driven by demand for methyl cellulosics and acrylics-based construction chemicals. Energy & Water Solutions captured strong volume growth led by reverse osmosis membranes and higher demand from the energy sector, particularly exploration and production and microbial control applications. Dow Coating Materials reported higher sales, as price increases gained traction in most geographic areas, partly offset by a modest decline in volume due to a delay in peak season activity in the northern hemisphere that extended some demand into the third quarter. Performance Monomers reported strong price and volume growth, driven by opportunistic merchant sales of acrylates and methacrylates.
Operating EBITDA increased to $556 million, up from $432 million in the year-ago period. The year-over-year increase reflected the contribution from Infrastructure Solutions - Silicones and volume growth. These improvements more than offset margin compression, as pricing initiatives lagged raw material cost increases, particularly for styrene-based products in Dow Building & Construction and Energy & Water Solutions.
Equity earnings for the segment were $28 million, compared to $45 million in the year-ago period, reflecting the ownership restructure of Dow Corning.

Performance Materials & Chemicals
Performance Materials & Chemicals reported second quarter sales of $2.6 billion, up from $2.3 billion in the year-ago period. The segment reported sales growth of 13 percent with gains in all geographic areas. Price rose 10 percent and volume grew 3 percent.
Polyurethanes sales grew double-digits with gains in all geographic areas. The business reported strong demand and price increases in downstream, higher-margin systems applications, as well as higher merchant sales of methylene diphenyl diisocyanate where short-term industry supply/demand fundamentals remained tight. Industrial Solutions sales increased in all geographic areas on continued demand into lubricants, crop defense and electronics processing applications, as well as ethylene oxide (EO) catalyst sales in Asia Pacific. Chlor-Alkali and Vinyl sales increased, led by double-digit gains in caustic soda and vinyl chloride monomer (VCM) in EMEAI resulting from tighter supply/demand fundamentals that offset lower VCM volume in North America due to planned maintenance activities at a supplier.
Operating EBITDA was $347 million, up from $295 million in the year-ago period, as pricing momentum and broad-based demand growth more than offset the impact of higher raw material costs.
Equity losses for the segment were $13 million, compared to a loss of $12 million in the same quarter last year, as higher earnings from the Kuwait joint ventures were more than offset by lower earnings from Map Ta Phut Olefins joint venture and greater losses from Sadara due to increased commissioning and startup activities.

Performance Plastics
Performance Plastics reported second quarter sales of $5.1 billion, up from $4.7 billion in the year-ago period. The segment reported sales growth of 8 percent, achieving its fourth consecutive quarter of year-over-year sales growth. Price rose 7 percent, primarily on higher co-product values, and volume grew 1 percent.
Dow Packaging and Specialty Plastics delivered volume growth on gains in most geographic areas, led by double-digit increases in EMEAI and Asia Pacific. Volumes from the new facilities in the Sadara joint venture supplemented Dow production to meet demand growth in emerging geographies. Volume grew in most end-markets as well, highlighted by food and specialty packaging and industrial and consumer packaging. Dow Elastomers achieved volume gains in most geographic areas, led by a double-digit increase in EMEAI on demand growth in automotive and infrastructure applications. Dow Electrical and Telecommunications volume declined as the business was impacted by extended turnaround activity.
Operating EBITDA for the segment was $1.1 billion, down from a second quarter record of $1.2 billion in the year-ago period, consistent with the Company’s previously stated modeling guidance. Price gains were more than offset by commissioning and startup costs associated with the new ethylene unit and derivative facilities in the United States, increased feedstock and energy costs and planned maintenance activity.
Equity earnings for the segment were $33 million, down from $45 million in the same quarter last year as reduced Sadara losses were more than offset by lower contributions from the Company’s joint ventures in Thailand.

Outlook

Commenting on the Company’s outlook, Liveris said:
“Global economic activity is increasing, with notable strength in manufacturing, investment and trade. Robust growth fundamentals continue to fuel expansion in the U.S., led by the strength of the consumer. Europe’s improvement is expected to remain on a steady path. Latin America is stabilizing with particular upside from its agriculture sector, and Brazil is showing early signs of recovery from a prolonged recession, though political uncertainty persists. China and India continue to establish themselves as consumption economies, underpinned by fiscal stimulus and infrastructure investments, which are driving domestic growth.
“Dow remains well-positioned to capture consumer-led demand and deliver superior solutions to customers around the world through our narrower and deeper end-market focus, industry-leading innovation and broad geographic reach. Our track record of disciplined execution and outperformance these last several years underscores the resilience, agility and value creation power of our business model.
“Looking forward, our team remains focused and disciplined, with a sharp execution mindset on the successful close of our merger with DuPont, rapid achievement of the synergies and realizing the value-creation of the intended companies, as well as a strong focus on delivering the materials science company, with a portfolio that will be unrivaled versus its peer group. Going into the merger close, Dow is coming from a position of incredible strength, with a proven track record of success. We have the right strategy, the right long-term growth drivers and the right portfolio. Dow has never been better positioned to continue delivering for our customers, employees, communities and shareholders.”

Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world's most challenging problems, such as the need for fresh food, safer and more sustainable transportation, clean water, energy efficiency, more durable infrastructure, and increasing agricultural productivity. Dow's integrated, market-driven portfolio delivers a broad range of technology-based products and solutions to customers in 175 countries and in high-growth sectors such as packaging, infrastructure, transportation, consumer care, electronics, and agriculture. In 2016, Dow had annual sales of $48 billion and employed approximately 56,000 people worldwide. The Company's more than 7,000 product families are manufactured at 189 sites in 34 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

###

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Net Sales	$13,834	$11,952	$27,064	$22,655
Cost of sales (Note B)	10,764	9,275	20,961	17,226
Research and development expenses	405	399	821	760
Selling, general and administrative expenses (Note C)	855	787	1,722	1,529
Amortization of intangibles	157	122	312	225
Restructuring charges (credits) (Note D)	(12)	454	(13)	452
Equity in earnings of nonconsolidated affiliates (Note E)	54	82	250	121
Sundry income (expense) - net (Note F)	299	2,550	(171)	1,309
Interest income	22	18	47	38
Interest expense and amortization of debt discount	226	208	445	409
Income Before Income Taxes	1,814	3,357	2,942	3,522
Provision for income taxes (Note G)	455	130	668	20
Net Income	1,359	3,227	2,274	3,502
Net income attributable to noncontrolling interests	38	19	65	40
Net Income Attributable to The Dow Chemical Company	1,321	3,208	2,209	3,462
Preferred stock dividends	—	85	—	170
Net Income Available for The Dow Chemical Company Common Stockholders	$1,321	$3,123	$2,209	$3,292

Per Common Share Data:
Earnings per common share - basic	$1.08	$2.79	$1.82	$2.96
Earnings per common share - diluted	$1.07	$2.61	$1.79	$2.83

Dividends declared per share of common stock	$0.46	$0.46	$0.92	$0.92
Weighted-average common shares outstanding - basic	1,211.8	1,111.1	1,207.2	1,107.0
Weighted-average common shares outstanding - diluted (Note H)	1,229.0	1,222.8	1,225.5	1,218.5

Depreciation	$534	$511	$1,112	$967
Capital Expenditures	$795	$997	$1,549	$1,817
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the second quarter of 2017, the Company recognized pretax charges of $19 million for costs associated with transactions and productivity actions ($23 million in the first quarter of 2017). In the second quarter of 2016, the Company recognized pretax charges of $34 million for costs associated with transactions and productivity actions ($23 million in the first quarter of 2016) and a pretax loss of $105 million associated with the fair value step-up in inventories assumed in the Dow Corning Corporation ("Dow Corning") ownership restructure.

Note C: In the second quarter of 2017, the Company recognized pretax charges of $139 million for costs associated with transactions and productivity actions ($112 million in the first quarter of 2017). In the second quarter of 2016, the Company recognized pretax charges of $73 million for costs associated with transactions and productivity actions ($42 million in the first quarter of 2016).

Note D: On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. In the second quarter of 2017, the Company recorded a pretax gain of $3 million related to adjustments to the Company's 2016 restructuring program.

In the second quarter of 2017, the Company recorded a pretax gain of $9 million related to adjustments to the Company's 2015 restructuring program (a pretax charge of $5 million related to adjustments in the second quarter of 2016).

Note E: In the second quarter of 2016, the Company recognized a pretax loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning.

Note F: In the second quarter of 2017, the Company recorded a pretax gain of $137 million related to a patent infringement award against Nova Chemicals Corporation and a pretax gain of $7 million related to post-closing adjustments on the Company's 2015 split-off of the chlorine value chain (pretax gain adjustments of $6 million were recorded in the second quarter of 2016). In the first quarter of 2017, the Company recognized a pretax charge of $469 million related to the Bayer CropScience arbitration matter. In the second quarter of 2016, the Company recognized a pretax gain of $2,445 million gain (after-tax gain of $2,586 million) on the Dow Corning ownership restructure. In the first quarter of 2016, the Company recognized a pretax loss of $1,235 million related to the settlement of the urethane matters class action lawsuit and opt-out cases.

Note G: In the second quarter of 2016, the Company recognized a tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Note H: On December 30, 2016, the Company converted its outstanding shares of Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock. As a result of this conversion, no shares of Preferred Stock are issued or outstanding.

"Earnings per common share - diluted" for the three- and six-month periods ended June 30, 2016, assumes the conversion of the Preferred Stock into potential shares of the Company's common stock due to the net income reported for the three- and six-month periods, which includes the after-tax gain on the Dow Corning ownership restructure. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and six-month periods ended June 30, 2016. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2017	Dec 31, 2016
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2017: $87; 2016: $75)	$6,218	$6,607
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2017: $123; 2016: $110)	5,307	4,666
Other	5,557	4,358
Inventories	8,163	7,363
Other current assets	690	665
Total current assets	25,935	23,659
Investments
Investment in nonconsolidated affiliates	3,665	3,747
Other investments (investments carried at fair value - 2017: $1,999; 2016: $1,959)	2,985	2,969
Noncurrent receivables	755	708
Total investments	7,405	7,424
Property
Property	59,573	57,438
Less accumulated depreciation	35,457	33,952
Net property (variable interest entities restricted - 2017: $942; 2016: $961)	24,116	23,486
Other Assets
Goodwill	15,439	15,272
Other intangible assets (net of accumulated amortization - 2017: $4,708; 2016: $4,295)	5,812	6,026
Deferred income tax assets	2,922	3,079
Deferred charges and other assets	618	565
Total other assets	24,791	24,942
Total Assets	$82,247	$79,511
Liabilities and Equity
Current Liabilities
Notes payable	$480	$272
Long-term debt due within one year	955	635
Accounts payable:
Trade	4,623	4,519
Other	3,113	2,401
Income taxes payable	531	600
Dividends payable	559	508
Accrued and other current liabilities	3,168	3,669
Total current liabilities	13,429	12,604
Long-Term Debt (variable interest entities nonrecourse - 2017: $306; 2016: $330)	20,072	20,456
Other Noncurrent Liabilities
Deferred income tax liabilities	916	923
Pension and other postretirement benefits - noncurrent	11,195	11,375
Asbestos-related liabilities - noncurrent	1,301	1,364
Other noncurrent obligations	5,745	5,560
Total other noncurrent liabilities	19,157	19,222
Stockholders’ Equity
Common stock	3,107	3,107
Additional paid-in capital	4,202	4,262
Retained earnings	31,417	30,338
Accumulated other comprehensive loss	(9,074)	(9,822)
Unearned ESOP shares	(198)	(239)
Treasury stock at cost	(1,033)	(1,659)
The Dow Chemical Company’s stockholders’ equity	28,421	25,987
Noncontrolling interests	1,168	1,242
Total equity	29,589	27,229
Total Liabilities and Equity	$82,247	$79,511
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Sales by segment
Agricultural Sciences	$1,629	$1,577	$3,197	$3,223
Consumer Solutions	1,676	1,265	3,275	2,319
Infrastructure Solutions	2,789	2,085	5,314	3,679
Performance Materials & Chemicals	2,566	2,264	5,008	4,445
Performance Plastics	5,079	4,694	10,104	8,859
Corporate	95	67	166	130
Total	$13,834	$11,952	$27,064	$22,655
EBITDA by segment
Agricultural Sciences	$326	$228	$208	$631
Consumer Solutions	541	1,575	1,041	1,885
Infrastructure Solutions	559	1,390	1,070	1,683
Performance Materials & Chemicals	347	301	782	(599)
Performance Plastics	1,199	1,237	2,183	2,228
Corporate	(215)	(504)	(427)	(648)
Total	$2,757	$4,227	$4,857	$5,180
Certain items impacting EBITDA by segment (1)
Agricultural Sciences	$—	$(4)	$(469)	$(4)
Consumer Solutions	—	1,234	—	1,234
Infrastructure Solutions	3	958	3	958
Performance Materials & Chemicals	—	6	—	(1,229)
Performance Plastics	137	(10)	137	(10)
Corporate	(142)	(421)	(277)	(486)
Total	$(2)	$1,763	$(606)	$463
Operating EBITDA by segment (2)
Agricultural Sciences	$326	$232	$677	$635
Consumer Solutions	541	341	1,041	651
Infrastructure Solutions	556	432	1,067	725
Performance Materials & Chemicals	347	295	782	630
Performance Plastics	1,062	1,247	2,046	2,238
Corporate	(73)	(83)	(150)	(162)
Total	$2,759	$2,464	$5,463	$4,717
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Equity in earnings (losses) of nonconsolidated affiliates by segment (included in EBITDA)
Agricultural Sciences	$(7)	$(11)	$(8)	$(4)
Consumer Solutions	15	18	55	38
Infrastructure Solutions	28	45	83	96
Performance Materials & Chemicals	(13)	(12)	60	(43)
Performance Plastics	33	45	66	44
Corporate	(2)	(3)	(6)	(10)
Total	$54	$82	$250	$121

(1)	See Supplemental Information for a description of certain items affecting results in 2017 and 2016.

(2)
The Company uses Operating EBITDA as its measure of profit/loss for segment reporting purposes. The Company defines Operating EBITDA as EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) excluding the impact of certain items. Operating EBITDA by segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of "Net Income Available for The Dow Chemical Company Common Stockholders" to Operating EBITDA is provided below.

Reconciliation of "Net Income Available for The Dow Chemical Company Common Stockholders" to Operating EBITDA	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Net Income Available for The Dow Chemical Company Common Stockholders	$1,321	$3,123	$2,209	$3,292
+ Preferred stock dividends	—	85	—	170
+ Net income attributable to noncontrolling interests	38	19	65	40
+ Provision for income taxes	455	130	668	20
Income Before Income Taxes	$1,814	$3,357	$2,942	$3,522
+ Interest expense and amortization of debt discount	226	208	445	409
- Interest income	22	18	47	38
+ Depreciation and amortization	739	680	1,517	1,287
EBITDA	$2,757	$4,227	$4,857	$5,180
- Certain items	(2)	1,763	(606)	463
Operating EBITDA	$2,759	$2,464	$5,463	$4,717

Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
North America	$5,265	$4,630	$10,503	$8,799
Europe, Middle East, Africa and India	4,385	3,730	8,626	7,254
Asia Pacific	2,645	2,152	5,060	3,944
Latin America	1,539	1,440	2,875	2,658
Total	$13,834	$11,952	$27,064	$22,655

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2017			Jun 30, 2017
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	6%	(3)%	3%	1%	(2)%	(1)%
Consumer Solutions	33	(1)	32	42	(1)	41
Infrastructure Solutions	30	4	34	41	3	44
Performance Materials & Chemicals	3	10	13	5	8	13
Performance Plastics	1	7	8	3	11	14
Total	11%	5%	16%	13%	6%	19%
North America	8%	6%	14%	12%	7%	19%
Europe, Middle East, Africa and India	11	6	17	12	7	19
Asia Pacific	21	2	23	26	2	28
Latin America	4	3	7	5	3	8
Developed geographies	10%	6%	16%	13%	7%	20%
Emerging geographies (1)	13	3	16	15	3	18

Sales Volume and Price by Segment and Geographic Area,
Excluding Acquisitions(2)

	Three Months Ended			Six Months Ended
	Jun 30, 2017			Jun 30, 2017
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	6%	(3)%	3%	1%	(2)%	(1)%
Consumer Solutions	9	(1)	8	8	(1)	7
Infrastructure Solutions	3	4	7	4	3	7
Performance Materials & Chemicals	3	10	13	5	8	13
Performance Plastics	1	7	8	3	11	14
Total	3%	5%	8%	4%	6%	10%
North America	2%	5%	7%	4%	7%	11%
Europe, Middle East, Africa and India	6	6	12	5	7	12
Asia Pacific	6	2	8	6	2	8
Latin America	1	3	4	1	3	4
Developed geographies	3%	6%	9%	4%	7%	11%
Emerging geographies (1)	5	3	8	4	3	7

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)	Excludes current period sales from January 1, 2017 through May 31, 2017 related to the ownership restructure of Dow Corning announced on June 1, 2016 (Consumer Solutions and Infrastructure Solutions).

Supplemental Information
Description of Certain Items Affecting Results
The following tables summarize the impact of certain items recorded in the three- and six-month periods ended June 30, 2017 and June 30, 2016:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Reported U.S. GAAP Amounts (5) (6)			$1,321	$3,123	$1.07	$2.61
- Certain items:
Restructuring charges and adjustments	$12	$(454)	8	(308)	0.01	(0.27)
Impact of Dow Corning ownership restructure	—	2,318	—	2,494	—	2.20
Nova patent infringement award	137	—	90	—	0.07	—
Bayer CropScience arbitration matter	—	—	(10)	—	(0.01)	—
Gain adjustment on split-off of chlorine value chain	7	6	5	6	—	0.01
Costs associated with transactions and productivity actions	(158)	(107)	(105)	(87)	(0.08)	(0.08)
Uncertain tax position adjustment	—	—	—	(57)	—	(0.05)
Total certain items	$(2)	$1,763	$(12)	$2,048	$(0.01)	$1.81
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					N/A	$0.15
= Operating Results (Non-GAAP)			$1,333	$1,075	$1.08	$0.95

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Reported U.S. GAAP Amounts (5) (6)			$2,209	$3,292	$1.79	$2.83
- Certain items:
Restructuring charges and adjustments	$12	$(454)	8	(308)	0.01	(0.27)
Impact of Dow Corning ownership restructure	—	2,318	—	2,494	—	2.20
Nova patent infringement award	137	—	90	—	0.07	—
Bayer CropScience arbitration matter	(469)	—	(305)	—	(0.25)	—
Urethane matters legal settlements	—	(1,235)	—	(778)	—	(0.70)
Gain adjustment on split-off of chlorine value chain	7	6	5	6	—	0.01
Costs associated with transactions and productivity actions	(293)	(172)	(196)	(133)	(0.16)	(0.12)
Uncertain tax position adjustment	—	—	—	(57)	—	(0.05)
Total certain items	$(606)	$463	$(398)	$1,224	$(0.33)	$1.07
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					N/A	$0.09
= Operating Results (Non-GAAP)			$2,607	$2,068	$2.12	$1.85

(1)	Impact on "Income Before Income Taxes."

(2)
"Net Income Available for The Dow Chemical Company Common Stockholders." The income tax effect for each certain item was calculated based on the statutory tax rate for the jurisdiction(s) in which the certain item was taxable or deductible.

(3)	"Earnings per common share - diluted."

(4)
For the three- and six-month periods ended June 30, 2016, an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Operating earnings per common share - diluted" (Non-GAAP) as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive. On December 30, 2016, the Company converted its outstanding shares of Preferred Stock into shares of the Company's common stock. As a result of this conversion, no shares of Preferred Stock are issued or outstanding.

(5)
For the three- and six-month periods ended June 30, 2016, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of "Earnings per common share - diluted" (GAAP).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating "Earnings per common share- diluted" (GAAP) for the three- and six-month periods ended June 30, 2016, as it excludes quarterly preferred dividends of $85 million.

The following table presents U.S. GAAP and Non-GAAP share counts for the three- and six-month periods ended June 30, 2017 and June 30, 2016.

Share counts	Three Months Ended		Six Months Ended
In millions	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Weighted-average common shares outstanding - basic (U.S. GAAP)	1,211.8	1,111.1	1,207.2	1,107.0
Plus: dilutive effect of options and awards (U.S. GAAP)	17.2	14.9	18.3	14.7
Plus: common shares from assumed conversion of preferred stock (U.S. GAAP) (1)	N/A	96.8	N/A	96.8
Weighted-average common shares outstanding - diluted (U.S. GAAP)	1,229.0	1,222.8	1,225.5	1,218.5
Less: common shares from assumed conversion of preferred stock (Non-GAAP) (1) (2)	N/A	(96.8)	N/A	(96.8)
Weighted-average common shares outstanding - diluted (Non-GAAP)	1,229.0	1,126.0	1,225.5	1,121.7

(1)
On December 30, 2016, the Company converted its outstanding shares of Preferred Stock into shares of the Company's common stock. As a result of this conversion, no shares of Preferred Stock are issued or outstanding.

(2)
For the three- and six-month periods ended June 30, 2016, the assumed conversion of Preferred Stock into shares of the Company's common stock was excluded from the calculation of "Operating earnings per common share - diluted" (Non-GAAP) because the effect of including them would have been antidilutive.

Results in the second quarter of 2017 were impacted by the following items:

•
Pretax gains of $3 million related to adjustments to the Company's 2016 restructuring program and $9 million related to adjustments to the Company's 2015 restructuring program, included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Infrastructure Solutions ($3 million) and Corporate ($9 million).

•
In the second quarter of 2017, a federal court in Canada found that Nova Chemicals Corporation infringed on certain patent rights of Dow. As a result, the Company recorded a pretax gain of $137 million, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in the Performance Plastics segment.

•
A pretax gain of $7 million related to post-closing adjustments on the 2015 split-off of the Company's chlorine value chain, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax charges of $158 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E.I. du Pont de Nemours and Company ("DuPont"), implementation costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's restructuring programs and other productivity actions (collectively, "Costs associated with transactions and productivity actions"). The charges were included in "Cost of sales" ($19 million) and "Selling, general and administrative expenses" ($139 million) in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $10 million related to an adjustment of the income tax effect on the Bayer CropScience arbitration matter.

Results in the second quarter of 2016 were impacted by the following items:

•
Pretax restructuring charges of $449 million. On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. These actions are expected to be substantially completed by June 30, 2018. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The impact of these charges is shown as "Restructuring charges (credits)" in the consolidated statements of income and reflected in the Company's operating segments as follows: Consumer Solutions ($28 million), Infrastructure Solutions ($97 million), Performance Plastics ($10 million) and Corporate ($314 million).

•
Pretax charge of $5 million related to adjustments to the Company's 2015 restructuring program, included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Agricultural Sciences ($4 million) and Consumer Solutions ($1 million).

•
Pretax gain of $2,318 million (after-tax gain of $2,494 million) related to the ownership restructure of Dow Corning, previously a 50:50 joint venture. The pretax gain included a $2,445 million gain (after-tax gain of $2,586 million) on the ownership restructure, included in "Sundry income (expense) - net" and reflected in Consumer Solutions ($1,301 million) and Infrastructure Solutions ($1,144 million); a pretax loss of $105 million for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the ownership restructure, reflected in Consumer Solutions ($30 million) and Infrastructure Solutions ($75 million); and a pretax loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning, included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions ($8 million) and Infrastructure Solutions ($14 million).

•
A pretax gain of $6 million (after-tax gain of $6 million) related to post-closing adjustments on the 2015 split-off of the Company's chlorine value chain, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $107 million for costs associated with transactions and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with DuPont, costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's 2015 Restructuring program, and other productivity actions (collectively, "Costs associated with transactions and productivity actions"). The charges are included in "Cost of sales" ($34 million) and "Selling, general and administrative expenses" ($73 million) in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Results in the first quarter of 2017 were impacted by the following items:

•
Pretax charge of $469 million related to the Bayer CropScience arbitration matter. The pretax charge was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences.

•
Pretax charges of $135 million for costs associated with transactions and productivity actions. The charges were included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($112 million) in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2016 were impacted by the following items:

•
Pretax loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation. The pretax loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $65 million for costs associated with transactions and productivity actions, included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($42 million) in the consolidated statements of income and reflected in Corporate.